Exhibit 10(b)62

                  [Letterhead of C. Gary Clary]

June 4,1998

Mr. C. John Wilder
26 Chapel Square
Virginia Park
Virginia Water
Surrey GU25 4SZ
England

Dear John:

On behalf of Entergy Corporation, I would like to offer you the position of Executive Vice President & Chief Financial Officer.
The details of the offer consist of:

Starting Salary     $400,000 Annual
                    $33,333.33 Monthly

Executive Annual Incentive Plan (EAIP) Payout Opportunity

                        ACHIEVEMENT LEVEL
      MINIMUM                TARGET                MAXIMUM
        30%                   60%                    90%
      $120,000              $240,000              $360,000

The plan is based on a calendar year. You will be eligible for a prorated payout based on the number of days of employment. The actual award is based on a continuous level of achievement and not bracketed.

Long Term Incentive Plan

This plan provides participants with performance shares which will be earned by achieving pre-approved Entergy Corporation goals for the three-year performance period (1998-2000). You will be eligible for a prorated amount of performance shares based on the number of full months as a participant. The opportunities for a full 36 months of participation are:

                        ACHIEVEMENT LEVEL
      MINIMUM                TARGET                MAXIMUM
    9,000 shares         18,000 shares          27,000 shares

Stock Option Plan

This Plan provides participants with stock option grants which will be earned by achieving pre-approved, annual Entergy Corporation goals. You will be eligible for a prorated amount of stock options based on the number of full months as a participant. The opportunities for a full 12 months of participation are:

                        ACHIEVEMENT LEVEL
      MINIMUM                TARGET                MAXIMUM
   20,000 options        40,000 options        60,000 options

Signing Bonus $300,000 paid shortly after your date of hire.

Retention Award (i.e., Restricted Stock)

You will be awarded 21,000 Entergy shares with restrictions lifted at the rate of 7,000 shares per year beginning with your first employment anniversary.

Relocation Assistance

You will receive one month's salary ($33,333.33), paid at the time you relocate, for miscellaneous relocation expenses. Additional conditions of your relocation assistance will be established after your discussions with your current employer.

Retirement Benefits (with SERP)

This Plan accumulates benefits at the rate of 1.5% per year, with full vesting after five years of actual service. The benefit is based on your average five-year salary (including incentive pay), with unreduced monthly retirement benefit at age 65 or reduced (at 2% per year) as early as age 55.

Supplemental Credited Service Agreement

Entergy will include an additional 15 years of credited service to your qualified retirement plan benefits.

Savings Plan

After a six-month waiting period, you may participate in this plan. You may contribute as much as 16% of your base salary and receive tax-deferred benefits in addition to a 50% company match
(maximum company match is 3% of your base salary).

Equity Awards Program Deferral

You  can defer up to 100% of your EAIP bonus on a pre-tax  basis.
The deferred funds are used to buy Entergy common stock at a 20% discount--applied to the market price at the time of deferral.

Vacation

You are eligible for four weeks vacation beginning in 1999
(prorated for 1998 - two weeks), and five weeks after your fifth anniversary of employment

PERQUISITES
Monthly Auto Allowance of $825 Per Month and Parking

- This is net of taxes; the company will gross up this auto allowance for all applicable taxes.
- You are also eligible for paid parking at your work location, if needed.

Physical Exam

A comprehensive annual physical will be provided to you at company expense.

Lunch Club

You may enroll in a lunch club that is intended and used as a vehicle to conduct business.

Country Club Membership

You are eligible for a country club membership at $5,000 maximum first-year country club dues, with up to $3,000 maximum for annual renewals.

Executive Disability

This plan guarantees that your total disability payments from all sources will equal 65% of your monthly base salary.

Executive Medical

- Covers IRS approved medical and dental expenses that are not covered by the company's medical and dental plans--up to $4,000 per year, per company policy.
- Reimbursement of deductibles and co-payments are excluded.

Personal Effects Insurance and Personal Accident Insurance

- Personal effects insurance coverage for loss of personal effects--$2,500 for any occurrence; $500 limit for jewelry; excludes automobiles, furniture, bicycles, and eyeglasses.
- Personal accident insurance provides $100,000 in accidental death and dismemberment coverage for you. Additional coverage for you and your dependents is also available.

Termination Benefits

- If you should voluntary resign prior to age 65, you will receive payment of accrued compensation and benefits. SERP benefits described herein would be forfeited.

- If you should terminate prior to age 55 with Entergy's permission, you will receive payment of accrued compensation and benefits. The accrued SERP benefit would be reduced at an average annual rate of 6.5% per year for each year your termination date precedes your age 65; and, payments cannot begin prior to you attaining age 55.

- If, due to a change in control, you resign for "good reason", you will receive payment of accrued compensation and benefits, including immediate vesting of your accrued SERP benefit plus a lump-sum "parachute payment" equal to 2.99 times your average three-year pay (i.e., 2.99 times your "Base Amount", which is equal to the maximum amount that can be paid without the payment becoming subject to the Excise Tax within the meaning of
  Section 280G(b)(1) of the IRC).

- If the Company should initiate termination for reasons other than just cause prior to you completing two years of service, Entergy will pay you two years of base salary continuation and health care benefits. In addition, Entergy will immediately vest all earned, but unvested, stock options and performance shares. This will include any remaining shares of the 21,000 restricted stock provided as a retention award.

This offer is contingent upon a security background check and the successful completion of a pre-employment drug screening. I will forward these materials under separate cover.

After you have had a chance to review this offer, please contact me to discuss any questions you may have. I hope this offer meets with your approval, and I look forward to working with you as part of the Entergy team.

Sincerely,


/s/ Gary Clary

Gary Clary
Senior Vice President
Human Resources & Administration

GC/vr
Attachments


                                   Agreed:     /s/ C. John Wilder
                                                   C. John Wilder

                                           Date:     June 5, 1998